Exhibit 5.01

April 28, 2004

Laclede Gas Company

720 Olive Street

St. Louis, Missouri 63101

Re:	SEC Registration Statement on Form S-3 (File No. 333-40362)

Ladies and Gentlemen:

I am Associate General Counsel of Laclede Gas Company, a Missouri corporation (the “Company”), and have acted in that capacity in connection with the authorization of the possible issuance and sale from time to time by the Company of first mortgage bonds, as contemplated by the Company’s Registration Statement on Form S-3 (File No. 333-40362) (the “Registration Statement”).

On April 28, 2004, the Company issued and sold: (a) the Company’s First Mortgage Bonds, 5½% Series due May 1, 2019 (the “Series 2019 Bonds”); and (b) the Company’s First Mortgage Bonds, 6% Series due May 1, 2034 (the “Series 2034 Bonds” and, together with the Series 2019 Bonds, the “Bonds”). The Bonds were issued under the Mortgage and Deed of Trust dated as of February 1, 1945, as amended and supplemented by all supplemental indentures thereto, the latest of which are the Twenty-Seventh Supplemental Indenture relating to the Series 2019 Bonds and the Twenty-Eighth Supplemental Indenture relating to the Series 2034 Bonds, each dated as of April 15, 2004, between UMB Bank & Trust, n.a. (successor to Mississippi Valley Trust Company), as trustee, and the Company.

I advise you that in my opinion the Bonds have been duly authorized and legally issued and, under Missouri law, constitute binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the use of my name and the making of the statements with respect to me in the Registration Statement and the related Prospectus Supplement, dated April 21, 2004.

Very truly yours,

/S/    M. C. KULLMAN